Exhibit 4

SOUTHERN COMMUNITY FINANCIAL CORPORATION
DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

     The Board of Directors of Southern Community Financial Corporation (the “Company”) has established this Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”) under which shares of the Company’s common stock, no par value (the “Common Stock”), are available for purchase by the stockholders of the Company. The Plan as described herein will be in effect until amended, altered or terminated. First-Citizens Bank & Trust Company (“First Citizens”) administers the Plan. The terms of the Plan are summarized below, and are set forth in the Dividend Reinvestment and Common Stock Purchase Plan enclosed.

SUMMARY OF THE PLAN

     Purpose. The Plan provides participants with a simple and convenient method of reinvesting cash dividends paid on shares of Common Stock and investing optional cash payments in additional shares of Common Stock. The Plan allows participants to have all cash dividends on their shares of Common Stock automatically reinvested in Common Stock of the Company and to make optional cash contributions for the purchase of additional shares.

     Participation in the Plan. To participate in the Plan, you must determine if you are a record stockholder or a street name stockholder of the Company.

     Record Stockholders. If you hold shares in your own name, you are a “record” stockholder. Any record stockholder interested in participation in the Plan must complete an Authorization Card and return it to Company’s transfer agent, First Citizens. An Authorization Card is enclosed. Additional copies of the Authorization Card will be provided from time to time to record holders of the Common Stock, and may be obtained at any time by written request to the Company or First Citizens. Record stockholders may join the Plan at any time. If the Authorization Card is received by First Citizens at least two business days prior to the record date for a dividend payment, and the participant elects to reinvest the dividends in shares of Common Stock, reinvestment of dividends will begin with that dividend payment.

     A record stockholder may elect to have dividends reinvested under the Plan with respect to any portion of the shares of Common Stock registered in that stockholder’s name. To participate in the Plan, a record stockholder must complete the Authorization Card directing First Citizens to apply all or part of dividends on the Common Stock held of record by such stockholder to the purchase of shares of Common Stock under the Plan. Once so enrolled, a stockholder may also elect to make optional cash contributions.

     Street Name Stockholders. If you hold shares through a broker or other nominee, you are a “street name” stockholder. Street name stockholders who wish to participate in the Plan need to obtain enrollment forms from the institution that holds their shares and follow the instructions on that form. Your broker or nominee who is the record holder will participate in the Plan on your behalf.

     Cash Contributions. To participate in the cash contribution feature of the Plan, a stockholder must hold at least one share of the Common Stock as a record stockholder. A record stockholder of at least one share of the Common Stock who is a participant in the dividend reinvestment component of the Plan may invest from $300 to $15,000 per quarter in cash to purchase additional shares of the Common Stock after the first dividend is reinvested for as long as he or she continues to participate in the Plan. Participants do not have to invest every quarter, and there is no set amount that is required to be invested each quarter, within the above limits. Cash contributions combined with any funds received from dividends will be used to purchase additional shares of Common Stock for the participant’s account on a quarterly basis. Interest will not be paid on cash contributions being held by First Citizens. Therefore, the mailing of a stockholder’s cash contribution should be timed to reach First Citizens at least two business days before the end of each quarter. A refund of any cash contributions can be obtained by a written request to First Citizens. However, such request must be received by First Citizens at least two business days before the end of the quarter.

     Purchases. Purchases under the Plan will be made during each quarter (except where necessary to comply with applicable securities laws) from either newly issued shares or on the open market. The Company will receive the proceeds from newly issued shares. The Company will not receive any proceeds if the shares are purchased on the open market. In the event that applicable law or the closing of the securities markets requires temporary curtailment or suspension of open market purchases of shares of Common Stock or if the Company is unable to issue new shares, First Citizens is not accountable for its inability to purchase Common Stock at that time.

     Cost to Stockholders. The price of the shares of Common Stock purchased for the Plan is the average price paid for all shares purchased in connection with a particular quarterly period, including shares purchased with any voluntary cash payments. The Company will pay any brokerage commissions or service charges connected with stock purchases by First Citizens for the Plan. If you are a street name stockholder, your broker or nominee may charge a commission or other fee for the purchase of shares of Common Stock reinvested under the Plan. Any such broker or nominee administrative costs, brokerage commissions or service charges will be the responsibility of the street name participant.

     Dividends. A participant’s account will be credited with dividends on shares held in the stockholder’s account. First Citizens will reinvest the dividends in additional shares of Common Stock. Dividends paid on shares held in the Plan will be automatically reinvested in additional shares of Common Stock unless and until the participant elects to terminate participation in the Plan.

     Account Statements. Record stockholder participants will receive a statement from First Citizens on a quarterly basis. These statements should be retained to determine the cost basis of the shares purchased under the Plan for income tax purposes.

     Street name stockholder participants will be provided information on Plan reinvestments by their broker or nominee.

     Withdrawal from the Plan. Participation in the Plan is entirely voluntary and participants may withdraw from the Plan at any time by giving the appropriate notice. Street name stockholder participants should contact their broker or nominee for instructions on the procedures that must be followed in order to withdraw from the Plan.

     A record stockholder participant may withdraw from the Plan at any time by sending a written notice that he or she wishes to withdraw to First Citizens. When a record stockholder withdraws from the Plan, or upon termination of the Plan by the Company, certificates for whole shares credited to the record stockholder’s account under the Plan will be issued and a cash payment will be made for any fraction of a share. When a record stockholder withdraws from the Plan, a cash adjustment representing the value of any fraction of a share then credited to the record stockholder’s account will be issued. The cash adjustment will be based on the then current market value of the Common Stock. In no case will certificates representing a fractional share interest be issued.

     If a record stockholder disposes of all shares of Common Stock registered in his or her name (other than shares credited to his or her account under the Plan), First Citizens will continue to reinvest the dividends on the shares credited to his or her account under the Plan until the record stockholder withdraws from the Plan; provided, however, that if following such a disposition of stock, a record stockholder’s account under the Plan contains less than twenty five shares of Common Stock, then at the Company’s election, a certificate will be issued for the full shares in the account, any fractional share balance in the account will be issued in cash, and the account will be terminated.

     Stock Dividend or Stock Split. Any shares representing stock dividends or stock splits distributed by the Company on shares credited to the account of a participant under the Plan will be added to the participant’s account.

     Voting. For record stockholders, shares credited to the account of a record stockholder under the Plan will be automatically added to the shares covered by the proxy sent to the record stockholder with respect to his or her other shares in the Company and may be voted by such holder pursuant to such proxy. First Citizens will forward to the participating record stockholder any proxy solicitation materials relating to the shares of Common Stock held by the Plan.

     For street name stockholders, shares credited to the account of a participant under the Plan will be automatically added to the shares covered by the proxy sent to the stockholder by the broker or nominee with respect to his or her other shares in the Company.

     Income Tax Information. Even though dividends will be reinvested, they are subject to income taxes as if they were paid to the stockholder in cash. Individual investors should consult with their tax advisor to determine the tax considerations related to the receipt of dividends and the purchase of shares of Common Stock under the Plan.

     Risk of Market Price Fluctuations. A participant’s investment in shares acquired under the Plan is no different from direct investment in shares of the Company. The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held by the participant in the Plan or otherwise.

     Amendment or Termination of the Plan. The Plan may be amended, suspended, modified or terminated at any time by the Board of Directors of the Company without the approval of the participants. Notice of any such suspension, termination, material amendment or modification will be sent to all record stockholders and distributed to street name stockholders by their broker or nominee.

     The Company or First Citizens may terminate a record stockholder’s individual participation in the Plan at any time by written notice to the record stockholder. In such event, First Citizens shall request instructions from the record stockholder for disposition of the shares in the account. If First Citizens does not receive instructions from the record stockholder, it will send the record stockholder a certificate for the number of full shares held for the record stockholder under the Plan and a check for any fractional share.

     Questions and Correspondence. Record stockholders should direct all questions and correspondence regarding the Plan to:

First-Citizens Bank & Trust Company
Corporate Trust Department
Post Office Box 29522
Raleigh, North Carolina 27626-0522
1-877-685-0576

Record stockholders should include a reference to Southern Community Financial Corporation or enclose the top portion of their account statements with all correspondence.

     Street name stockholders should direct all questions and correspondence regarding the Plan to their broker or other nominee.

SOUTHERN COMMUNITY FINANCIAL CORPORATION
DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

1.  PARTICIPATION.

     (a) All stockholders of the no par value common stock (“Common Stock”) of Southern Community Financial Corporation (the “Company”) are eligible to become participants (each a “Participant”) in the dividend reinvestment component of the Southern Community Financial Corporation Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”). Beneficial owners whose shares are registered in names other than their own (i.e., in “street name” in the name of a broker or other nominee) must become owners of record of at least one share of the Common Stock (by having the shares transferred into their names) in order to participate in the voluntary stock purchase component of the Plan.

     (b) Under the Plan, cash dividends on all or less than all shares of Common Stock registered in a Participant’s name may be reinvested in additional Common Stock. Record stockholders also may make optional cash payments from $300.00 to $15,000.00 per quarter at any time after the first reinvestment of dividends with respect to all or less than all of their shares, provided that Participants are also participating in the dividend reinvestment portion of the Plan. The optional cash payments may be made from time to time, and funds will be accumulated, without interest, to purchase shares quarterly (subject to the restrictions noted above).

2.  ENROLLMENT.

     (a) Any record owner of Common Stock may enroll in the Plan by signing and returning an authorization card (“Authorization Card”) at least two business days prior to the record date for the next dividend payment (the “Relevant Record Date”). Reinvestment of dividends will begin with the next dividend payment subsequent to timely receipt of the Authorization Card by the Company’s transfer agent, First Citizens Bank & Trust Company (the “Transfer Agent”). The Authorization Card shall appoint the Company’s Transfer Agent, or its duly authorized agent, as agent for each Participant and direct the Transfer Agent to apply cash dividends as directed by the Participant, and any optional cash payment the Participant might make, to the purchase of additional shares of Common Stock in accordance with the terms of the Plan.

     (b) Any street name owner of Common Stock may enroll in the Plan by contacting his or her broker or other nominee and following the instructions provided by the broker or nominee.

3.  CASH DIVIDEND REINVESTMENT.

     Participants may have cash dividends paid on all shares of Common Stock owned automatically reinvested in additional shares of Common Stock at a price equal to 100% of the Market Price Average, as defined in Section 6(c) hereof. Participants may also have dividends on less than all of the shares owned automatically reinvested at a price equal to 100% of the Market Price Average and continue to receive the remainder of their cash dividends. Record stockholders (of at least one share of the Common Stock) who are dividend reinvestment participants in the Plan may also make optional cash payments for investment in additional shares of Common Stock at a price equal to 100% of the Market Price Average. The Company will pay any brokerage commissions or service charges connected with stock purchases by the Transfer Agent for the Plan. No Participant will be charged a management fee by the Company for participation in the Plan. Street name participants may be charged fees by their broker or nominee for participation in the Plan, for which the Company will have no liability.

4.  OPTIONAL CASH PAYMENTS.

     (a) Record stockholders who are participants in the Plan may also make optional cash payments in the amounts specified in Section 1(b) hereof. Optional cash payments will be accumulated and all optional cash payments received from a record stockholder participant not later than two business days prior to the last business day of the quarter will be applied to the purchase of additional shares of Common Stock.

     (b) Open market purchases will be made in accordance with Section 6(a) hereof. The purchase price per share of Common Stock purchased from the Company with optional cash payments will be in accordance with Section 6(b) hereof. Interest will not be paid on optional cash payments. The Company will pay any brokerage commissions or service charges connected with open market stock purchases by the Transfer Agent for optional cash purchases under the Plan.

     (c) Optional cash payments must be mailed so that they are received by the Transfer Agent not later than two business days prior to the last business day of the quarter. Any amount received as an optional cash payment will be returned by mail to the Participant if the Transfer Agent receives a written notice requesting such return at least two business days prior to the last business day of the quarter.

5.  SHARES SUBJECT TO PLAN.

     All reinvestment dividends and optional cash payments under the Plan will be used to either (i) purchase Common Stock in the open market; or (ii) acquire authorized and previously unissued Common Stock from the Company; or (iii) any combination of the foregoing, at the sole discretion of the Company and the Transfer Agent.

6.  PURCHASES OF STOCK.

     (a) The purchase price per share of Common Stock purchased for the Plan in the open market will be the weighted average of the total price paid by the Transfer Agent (which shall not include any applicable broker commissions or service charges) on all open market shares that were purchased by the Transfer Agent in respect of a particular quarter. The price to Participants of shares purchased with optional cash payments in the open market will be the same average.

     (b) The purchase price per share of Common Stock acquired from the Company under the Plan will be 100% of the average of the closing price per share of the Company’s Common Stock reported by the Nasdaq National Market for the ten (10) consecutive trading days on which there was a trade ending two trading days prior to the purchase of the stock.

     (c) The “Market Price Average” shall be the appropriate average as described in this Section 6(a) and in Section 6(b) hereof depending on whether shares are purchased from the Company or on the open market. Dividend reinvestment amounts will be invested following the dividend payment date and optional cash payments will be invested following each quarter end. Should the Company elect to purchase both open market and newly issued shares for any investment period, the price per share of the shares allocated under the Plan for that investment period will be the average of the prices determined in accordance with Sections 6(a) and 6(b) apportioned in accordance with the number of shares purchased on the open market or as newly issued shares.

     (d) Accounts for record stockholder participants will be maintained by the Transfer Agent, and will be credited with the number of shares, including fractional shares computed to four decimal places, equal to the sum of: (i) the total amount of dividends to be reinvested divided by 100% of the applicable purchase price; and (ii) the total amount of any optional cash payments to be invested divided by 100% of the applicable purchase price. Shares purchased under the Plan will be credited to the record stockholder’s account but will not be registered in the record stockholder’s name nor will certificates be issued to the record stockholder unless requested in writing or upon termination or withdrawal from the Plan. Dividends on a fractional interest in a share will be credited to the record stockholder’s Plan account.

     (e) The records for street name stockholder participants in the Plan will be maintained by the broker or nominee who is the record holder of the shares.

7.  COSTS.

     All costs of administration of the Plan by the Transfer Agent will be paid by the Company. The Company will pay any brokerage commissions or service charges connected with stock purchases by the Transfer Agent for the Plan. The Company will not pay any administrative costs, brokerage commissions or service charges that may be allocated to street name participants by their broker or nominee for participation in the Plan.

8.  REPORTS TO RECORD STOCKHOLDERS.

     The Transfer Agent will furnish to each record stockholder participant a quarterly statement showing transactions in the record stockholder’s Plan account during the preceding quarter and the number of shares of Common Stock credited to the record stockholder’s Plan account.

9.  CERTIFICATES.

     A record stockholder participant may, from time to time, make a written request of the Transfer Agent to issue certificates for all or part of the whole shares held under the Plan in his or her name. The shares represented by that certificate will be withdrawn from the record stockholder participant’s account. Any remaining whole shares and any fraction of a share will continue to be credited to the record stockholder participant’s account. Certificates for fractions of a share will not be issued. Any fractional interest in a share will be converted to cash at the then current market value.

10.  VOTING OF SHARES.

     At any annual or special meeting of the stockholders of the Company, a Participant is entitled to vote the number of shares equal to the Participant’s total holdings, including the shares of Common Stock credited to him or her under the Plan.

11.  STOCK DIVIDENDS AND STOCK SPLITS.

     Any stock dividends or stock splits distributed by the Company on shares credited to the account of a Participant under the Plan will be credited to the Participant’s account. Stock dividends or split shares distributed on shares registered in the name of a record stockholder participant will be mailed directly to the record stockholder in the same manner as to record stockholders who are not participating in the Plan.

12.  TRANSFER OF RECORD SHARES.

     (a) Shares credited to the account of a record stockholder participant under the Plan may not be sold, pledged or assigned unless the record stockholder first requests that a certificate for such shares be issued to the record stockholder, in accordance with Section 9 hereof. If a record stockholder participant disposes of only a portion of the shares registered in his or her name, the Company will continue to reinvest dividends on the remaining shares.

     (b) If a record stockholder participant who is reinvesting cash dividends on a portion of the shares registered in his or her name disposes of some but not all of those shares, the Company will continue to reinvest the dividends on the remainder of the shares up to the number of shares originally authorized until the record stockholder participant advises the Company otherwise in writing.

     (c) If following such a disposition of the Common Stock, a record stockholder participant’s Plan account contains less than twenty five shares of Common Stock, then at the Company’s election, a certificate will be issued for the full shares in the account, any fractional share balance in the account will be issued in cash, and the account will be terminated.

13.  CHANGING INVESTMENT OPTION.

     A record stockholder participant may change his or her investment option at any time by signing a new Authorization Card and returning it to the Transfer Agent. A change in investment option will be effective for the next dividend payment date if the Authorization Card is received at least two business days prior to the Relevant Record Date.

     A street name stockholder participant may change his or her investment option by contacting his or her broker or nominee.

14.  TERMINATION OF ACCOUNT.

     (a) A street name stockholder participant may terminate his or her Plan account by contacting his or her broker or nominee.

     (b) A record stockholder participant may terminate his or her account at any time by notifying the Transfer Agent of such desire in writing. Any such notice received less than two days prior to the Relevant Record Date shall not be effective for that dividend payment and dividends for that period will be reinvested and credited to his or her account. Within a reasonable time after termination, a certificate for the stock purchased and credited to the record stockholder participant’s Plan account will be issued and delivered to the Participant for all whole shares. Any fractional interest in a share will be converted to cash at the then current market value.

     (c) Optional cash payments sent to the Transfer Agent may be withdrawn if a written notice of withdrawal is received by the Transfer Agent at least two business days prior to the last business day of the end of that quarter.

15.  AMENDMENT AND TERMINATION OF THE PLAN.

     Notwithstanding any other provision of the Plan, the Board of Directors of the Company, or any designated committee thereof, reserves the right to amend, suspend, modify or terminate the Plan at any time. The Company will mail notice of any such amendments, suspensions or modifications to all record stockholders and to brokers or nominees for distribution to street name stockholder participants. Upon a termination of the Plan, any uninvested optional cash payments will be returned to Participants, certificates for full shares credited to a record stockholder participant’s Plan account will be issued, and payments will be made in cash for any fractional share credited to a record stockholder participant’s Plan account. For street name participants, the broker or nominee will be credited with the shares in the Plan accounts at the date of termination.

16.  TAXES.

     The reinvestment of dividends does not relieve the Participant of any applicable taxes which may be payable on such dividends.

17.  NOT AN INSURED BANK ACCOUNT.

     (a) No Participant shall have any right to draw checks or drafts against his or her Plan account.

     (b) Shares of Common Stock credited to the Participant’s account are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and may lose value.

18.  DUTIES AND RESPONSIBILITIES.

     The Company and the Transfer Agent shall not have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to this Plan, nor shall the Company or the Transfer Agent have any duties, responsibilities or liabilities except such as are expressly set forth herein. The Company and the Transfer Agent shall not be liable hereunder for any act done in good faith, or any good faith omission to act, including without limitation, any claims of liability: (i) with respect to the time or prices at which shares are purchased for a Participant’s account, or any inability to purchase shares, for any reason; (ii) for any fluctuation in the market value after purchase of shares; (iii) arising out of failure to terminate a record stockholder participant’s account upon such record stockholder’s death prior to receipt of a notice in writing of such death; or (iv) with respect to any action or inaction by the record holder of a street name participant.

19.  GOVERNING LAW.

     This Plan is governed by the laws of the State of North Carolina.